Exhibit (j)(1)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Income Trust
We consent to the use of our reports dated December 15, 2009, with respect to Legg Mason Western Asset Variable Adjustable Rate Income Portfolio, Legg Mason Western Asset Variable High Income Portfolio and Legg Mason Western Asset Variable Money Market Portfolio, each a series of Legg Mason Partners Variable Income Trust, as of October 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
New York, New York
February 17, 2010